Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 20, 2021, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 26, 2021 and June 27, 2020 and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity and cash flows for each of the years in the three-year period ended June 26, 2021 and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

December 2, 2021